Exhibit 4.1

OLIN CORPORATION
DESCRIPTION OF SECURITIES

DESCRIPTION OF CAPITAL STOCK

The following statements with respect to our capital stock are subject to the detailed provisions of our Amended and Restated Articles of Incorporation, as further amended or restated, which we refer to as the Articles of Incorporation, our Bylaws, as amended, which we refer to as the Bylaws, and the provisions of applicable Virginia law, the state in which we are incorporated. These statements do not purport to be complete, or to give full effect to the terms of the provisions of statutory or common law, and are subject to, and are qualified in their entirety by reference to, the terms of the Articles of Incorporation and the Bylaws, each of which has been filed as an exhibit to (or incorporated by reference in) our Annual Report on Form 10-K (“Form 10-K”) filed with the Securities and Exchange Commission and the provisions of applicable Virginia law.

General

Our authorized stock consists of 240,000,000 shares of common stock, $1.00 par value per share, and 10,000,000 shares of preferred stock, $1.00 par value per share, issuable in one or more series. The number of shares of common stock outstanding is set forth in our audited financial statements included in our Form 10-K and Form 10-Q filings. No shares of preferred stock are outstanding.

Preferred Stock

The following description of the terms of the preferred stock sets forth certain general terms and provisions of the preferred stock. Specific terms of any series of the preferred stock will be set forth in an amendment to the Articles of Incorporation approved by our board of directors before any such shares are issued.

General. Under the Articles of Incorporation, our board of directors is authorized, without further shareholder action, to provide for the issuance of up to 10,000,000 shares of preferred stock in one or more series, with such voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, as shall be set forth in articles of an amendment to the Articles of Incorporation providing for the issuance thereof adopted by our board of directors or a duly authorized committee thereof.

The preferred stock will have the dividend, liquidation, redemption, conversion and voting rights set forth below unless otherwise provided in an amendment to the Articles of Incorporation. An amendment to the Articles of Incorporation may establish specific terms for the series of the preferred stock, including:

•the title and liquidation preference per share of such preferred stock and the number of shares offered;

•the price at which such preferred stock will be issued;

•the dividend rate, or method of calculation of dividends, the dates on which dividends shall be payable, whether such dividends shall be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to accumulate;

•any redemption or sinking fund provisions of such preferred stock;

•any conversion provisions of such preferred stock; and

•any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of such preferred stock.

The preferred stock will, when issued, be fully paid and nonassessable. Unless otherwise specified, each series of the preferred stock will rank on a parity as to dividends and distributions in the event of a liquidation with our outstanding preferred stock and each other series of the preferred stock.

Dividend Rights. Holders of the preferred stock of each series will be entitled to receive, when, as and if declared by our board of directors, out of our assets legally available therefor, cash dividends at such rates and on such dates as are established for such series of the preferred stock. Such rate, which may be based upon one or more methods of determination, may be fixed or variable or both. Different series of the preferred stock may be entitled to dividends at different dividend rates or based upon different methods of determination. Each such dividend will be payable to the holders of record as they appear on our stock books on such record dates as will be fixed by our board of directors or a duly authorized committee thereof. Dividends on any series of the preferred stock may be cumulative or noncumulative. If our board of directors fails to declare a dividend payable on a dividend payment date on any series of preferred stock for which dividends are noncumulative, then the right to receive a dividend in respect of the dividend period ending on such dividend payment day will be lost, and we shall have no obligation to pay the dividend accrued for that period, whether or not dividends are declared for any future period.

If the terms of preferred stock issued so provide, when dividends are not paid in full upon any series of the preferred stock and any other preferred stock ranking on a parity as to dividends with such series of the preferred stock, all dividends declared upon such series of the preferred stock and any other preferred stock ranking on a parity as to dividends will be declared pro rata so that the amount of dividends declared per share on such series of the preferred stock and such other preferred stock will in all cases bear to each other the same ratio that accrued dividends per share on such series of the preferred stock and such other preferred stock bear to each other. Except as provided in the preceding sentence, unless full dividends, including, in the case of cumulative preferred stock, accumulations, if any, in respect of prior dividend payment periods, on all outstanding shares of any series of the preferred stock have been paid, no dividends, other than in shares of common stock or another stock ranking junior to such series of the preferred stock as to dividends and upon liquidation, will be declared or paid or set aside for payment or other distributions made upon our common stock or any of our other stock ranking junior to the preferred stock as to dividends. If the terms of preferred stock issued so provides, no common stock or any of our other stock ranking junior to or on a parity with such series of the preferred stock as to dividends or upon liquidation may be redeemed, purchased or otherwise acquired for any consideration, or any moneys paid to or made available for a sinking fund for the redemption of any shares of any such stock, by us, except by conversion into or exchange for our stock ranking junior to such series of the preferred stock as to dividends and upon liquidation.

The amount of dividends payable for each dividend period will be computed by annualizing the applicable dividend rate and dividing by the number of dividend periods in a year, except that the amount of dividends payable for the initial dividend period or any period shorter than a full dividend period shall be computed on the basis of 30-day months, a 360-day year and the actual number of days elapsed in the period.

Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of our business, the holders of each series of preferred stock will be entitled to receive out of our assets available for distribution to shareholders, before any distribution of assets is made to holders of common stock or any other class of stock ranking junior to such series of preferred stock upon liquidation, liquidating distributions in the amount set forth in an amendment to the Articles of Incorporation. If, upon any voluntary or involuntary liquidation, dissolution or winding up of our business, the amounts payable with respect to the preferred stock of any series and any other shares of our stock ranking as to any such distribution on a parity with such series of the preferred stock are not paid in full, the holders of the preferred stock of such series and of such other shares will share ratably in any such distribution of our assets in proportion to the full respective preferential amounts to which they are entitled.

Redemption. A series of the preferred stock may be redeemable, in whole or in part, at our option, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon terms, at the times and the redemption prices and for the types of consideration set forth in an amendment to the Articles of Incorporation.

An amendment to the Articles of Incorporation shall specify the number of shares of such series of preferred stock which shall be redeemed by us in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to any accrued and unpaid dividends thereon to the date of redemption.

Conversion Rights. An amendment to the Articles of Incorporation will state the terms, if any, on which shares of that series are convertible into shares of common stock or another series of our preferred stock. The preferred stock will have no preemptive rights.

Voting Rights. Except as indicated below or in an amendment to the Articles of Incorporation, or except as expressly required by applicable law, a holder of the preferred stock will not be entitled to vote. Except as indicated in an amendment to the Articles of Incorporation, in the event we issue shares of any series of preferred stock, each such share will be entitled to one vote on matters on which holders of such series of the preferred stock are entitled to vote.

The affirmative vote of the holders of a majority of the outstanding shares of any series of preferred stock, unless our board of directors establishes a higher amount, voting as a separate class, will be required for any amendment of the Articles of Incorporation which changes any rights or preferences of such series of preferred stock.

In addition to the foregoing voting rights, the holders of the preferred stock will have the voting rights set forth under “-General” above with respect to amendments to the Articles of Incorporation which would increase the number of authorized shares of our preferred stock.

Transfer Agent and Registrar. The transfer agent, registrar and dividend disbursement agent for a series of preferred stock will be selected by us. The registrar for shares of preferred stock will send notices to shareholders of any meetings at which holders of the preferred stock have the right to elect members of our board of directors or to vote on any other matter.

Common Stock

Holders of common stock are entitled to dividends as declared by our board of directors from time to time after payment of, or provision for, full cumulative dividends on and any required redemptions of shares of preferred stock then outstanding. Holders of common stock are entitled to one vote per share on all matters submitted for action by the shareholders and may not cumulate votes for the election of directors. Holders of common stock have no preemptive or subscription rights and have no liability for further calls or assessments. In the event of the liquidation, dissolution or winding up of our business, holders of common stock are entitled to receive pro rata all our remaining assets available for distribution, after satisfaction of the prior preferential rights of the preferred stock and the satisfaction of all our debts and liabilities.

The transfer agent and registrar for our common stock is EQ Shareowner Services.

Our common stock is listed on The New York Stock Exchange under the trading symbol “OLN.”

Certain Provisions of Virginia Law, our Articles of Incorporation and our Bylaws

Certain Provisions of Virginia Law

We are subject to the following provisions of Virginia law which may have the effect of discouraging unsolicited acquisition proposals or delaying or preventing a change in control of our board of directors:

Antitakeover Statutes

As permitted by Virginia law, we have opted out of Article 14.1 of the Virginia Stock Corporation Act (the “VSCA”), the Virginia anti-takeover statute regulating “control share acquisitions”, which are transactions causing the voting power of any person acquiring beneficial ownership of shares of a Virginia public corporation to meet or exceed certain threshold percentages (20%, 33 1/3% or 50%) of the total votes entitled to be cast for the election of directors. Under that Virginia statute, shares acquired in a control share acquisition have no voting rights unless granted by a majority vote of all outstanding shares entitled to vote in the election of directors other than those held by the acquiring person or held by any officer or employee director of the corporation, unless at the time of any control share acquisition, the articles of incorporation or bylaws of the corporation provide that this statute does not apply to acquisitions of its shares. An acquiring person that owns five percent or more of the corporation’s voting stock may require that a special meeting of the shareholders be held, within 50 days of the acquiring person’s request, to consider the grant of voting rights to the shares acquired or to be acquired in the control share acquisition. If voting rights are not granted and the corporation’s articles of incorporation or bylaws permit, the acquiring person’s shares may be redeemed by the corporation, at the corporation’s option, at a price per share equal to the acquiring person’s cost. Unless otherwise provided in the corporation’s articles of incorporation or bylaws, the VSCA grants appraisal rights to any shareholder who objects to a control share acquisition that is approved by a vote of disinterested shareholders and that gives the acquiring person control of a majority of the corporation’s voting shares. This regulation was designed to deter certain takeovers of Virginia public corporations.

We are subject to Article 14 of the VSCA, a Virginia statute regulating “affiliated transactions.” An affiliated transaction is generally defined as a merger, a share exchange, a material disposition of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of a holder of more than 10 percent of any class of the corporation’s outstanding voting shares (an “interested shareholder”) or any reclassification, including reverse stock splits, recapitalization or merger of the corporation with its subsidiaries, that increases the percentage of voting shares owned beneficially by an interested shareholder by more than five percent. In general, these provisions prohibit a Virginia corporation from engaging in affiliated transactions with any interested shareholder for a period of three years following the date that such person became an interested shareholder unless (1) a majority of the disinterested directors on the board of directors of the corporation and the holders of two-thirds of the voting shares, other than the shares beneficially owned by the interested shareholder, approve the affiliated transaction or (2) before the date the person became an interested shareholder, majority of the disinterested directors on the board of directors approved the transaction that resulted in the shareholder becoming an interested shareholder.

After three years, any such transaction must be at a “fair price,” as described in the VSCA, or must be approved by a majority of the disinterested directors or the holders of two-thirds of the voting shares, other than the shares beneficially owned by the interested shareholder.

Shareholder Action by Written Consent

The VSCA provides that, unless provided otherwise in a Virginia corporation’s articles of incorporation, any action that may be authorized or taken at a meeting of shareholders may be authorized or taken without a meeting only by unanimous written consent of the shareholders who would be entitled to vote on the action. The Articles of Incorporation do not include a provision that permits shareholders to take action without a meeting other than by unanimous written consent.

Certain Provisions of the Articles of Incorporation and the Bylaws

We are subject to the following provisions of the Articles of Incorporation and the Bylaws, which may have the effect of discouraging unsolicited acquisition proposals or delaying or preventing a change in control of our board of directors, including:

Board of Directors. Subject to the rights granted to holders of any preferred stock, directors may be removed only with cause, and vacancies on our board of directors, including any vacancy created by an increase in the number of directors, may be filled at an annual meeting by shareholders entitled to vote in the election of directors or by a majority of the directors remaining in office, even though less than a quorum. If our board of directors fills a vacancy, the director’s term expires at the next shareholders’ meeting at which directors are elected.

Shareholder Nominations and Proposals. The Bylaws require that shareholders seeking to nominate candidates to election as directors at a meeting of shareholders or to present proposals before a meeting of shareholders provide advance notice in a timely manner, and also specific requirements as to the form and contents of a shareholder’s notice.

Special Meetings of Shareholders. Special meetings of our shareholders may be called only by our board of directors, the chair of our board of directors, our president or our corporate secretary, on the written demand by the holders of a majority of the shares entitled to vote at the special meeting.

No Cumulative Voting. Neither the Articles of Incorporation or the Bylaws authorize cumulative voting in the election of directors.

Preferred Stock. Our board of directors has the authority without any vote or action by shareholders, to issue one or more series of preferred stock and to fix and determine the terms, including the preferences and rights, of any series of preferred stock.

Amendments to the Articles of Incorporation

Under Virginia law, unless a Virginia corporation’s articles of incorporation provide for a greater or lesser vote, amendments of the articles of incorporation must be approved by each voting group entitled to vote on the proposed amendment by more than two-thirds of all the votes entitled to be cast by that voting group. However, the vote specified in the articles of incorporation may not be reduced to less than a majority of all votes cast by the voting group at a meeting at which a quorum of the voting group exists.

Our Articles of Incorporation provide that any amendment to our Articles of Incorporation is required to be approved only by a majority of the votes entitled to be cast by each voting group that is entitled to vote on the matter, unless in submitting an amendment or restatement to the shareholders our board of directors shall require a greater vote.

Amendments to the Bylaws

Under Virginia law, a corporation’s shareholders or board of directors may amend or repeal bylaws, except to the extent that the corporation’s articles of incorporation or Virginia law reserve the power exclusively to the shareholders. A corporation’s shareholders may amend or repeal bylaws even though the bylaws may also be amended or repealed by its board of directors.

Our Bylaws may be altered, amended or repealed by our board of directors, subject to the power of the shareholders to alter or repeal the Bylaws made by the board of directors at any annual or special meeting of the shareholders. Subject to certain limitations, shareholders in altering, amending or repealing our Bylaws may provide that our board of directors may not subsequently alter, amend or repeal our Bylaws.